Execution Copy        Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED BY RADIUS HEALTH, INC.
LICENSE AND DEVELOPMENT AGREEMENT

DATED AS OF July 13, 2017

BY AND BETWEEN

RADIUS HEALTH, INC.
AND
TEIJIN LIMITED

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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14.9	Independent Contractors	45
14.10	English Language; Governing Law	45
14.11	Counterparts	45

SCHEDULE 1.44 – RADIUS PATENT RIGHTS

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

LICENSE AND DEVELOPMENT AGREEMENT
This License and Development Agreement (this “Agreement”), dated as of July 13, 2017 (the “Effective Date”), is made by and between Radius Health, Inc., a Delaware corporation (“Radius”), and Teijin Limited, a company organized and existing under the laws of Japan (“Teijin”). Radius and Teijin are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, SOCIETE DE CONSEILS, DE RECHERCHES ET D’APPLICATIONS SCIENTIFIQUES, a company organised and existing under the laws of France, having its registered office at 42, rue du Docteur Blanche, 75016 PARIS and Teijin entered into the Collaboration and Development Agreement in Japan on July 1, 2003 (the “Original Teijin Agreement”), under which Teijin obtained, among other things, the exclusive rights to market, sell, distribute and promote abaloparatide in Japan;

WHEREAS, Teijin Pharma Limited (“Teijin Pharma”), a wholly owned subsidiary of Teijin, succeeded to Teijin’s medical and pharmaceutical business and all rights and obligations undertaken by Teijin under the Original Teijin Agreement on October 1, 2003;

WHEREAS, Ipsen Pharma S.A.S. (formerly known as “SCRAS SAS”), a company organized and existing under the laws of France, having its registered office at 65 Quai Georges Gorse 92100 Boulogne Billancourt (“Ipsen”), and Radius entered the License Agreement on September 27, 2005, as amended (the “Existing Radius Agreement”), under which Radius obtained, among other things, the exclusive rights to develop, manufacture and commercialize Licensed Compound and Licensed Product (as such terms are defined in the Existing Radius Agreement) for all countries excluding Japan, as well as exclusive manufacturing rights within Japan;

WHEREAS, Ipsen and Teijin Pharma entered into the Second Collaboration and Development Agreement in Japan on January 5, 2011, as amended (the “Existing Teijin Agreement”), replacing the Original Teijin Agreement;

WHEREAS, due to an internal reorganization within the Teijin group of companies, Teijin Pharma assigned the Existing Teijin Agreement to Teijin as of October 1, 2012, with the written consent of Ipsen;

WHEREAS, Teijin sublicensed its rights under the Existing Teijin Agreement to Teijin Pharma so that Teijin Pharma may continue to perform and fulfill its obligations under the Existing Teijin Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, Radius has developed and is currently further developing Abalo-SC for the treatment of postmenopausal women with osteoporosis (the “Existing Indication”);

WHEREAS, Radius’s NDA Filing for Abalo-SC was approved by the FDA on April 28, 2017;

WHEREAS, Radius has the exclusive rights under the Existing Radius Agreement to, among other things, develop, manufacture and distribute Abalo-SC outside Japan;

WHEREAS, Teijin has the exclusive rights under the Existing Teijin Agreement to, among other things, market, sell, distribute and promote Abalo-SC in Japan;

WHEREAS, Teijin has completed a phase 2 clinical trial of Abalo-SC in Japan and desires to conduct a phase 3 clinical trial of Abalo-SC utilizing Radius Know-How and Radius Patent Rights with the goal of seeking and obtaining Regulatory Approval for Abalo-SC in Japan; and

WHEREAS, Radius and Teijin desire, among other things, to establish a collaborative framework for the further development and commercialization of Abalo-SC by Radius outside Japan and by Teijin in Japan.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 1
DEFINITIONS
As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement. The Recitals above are incorporated herein by reference:

1.1    “Abalo-SC” means a Licensed Product in a subcutaneous formulation utilizing an injector pen.
1.2    “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.
1.3    “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a product for an indication, including planning, market research, Pre-Marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting. For clarity, “Commercialization” shall not include any activities related to Manufacturing or Development of such product.
1.4    “Control” means, when used in reference to intellectual property, other intangible property, or materials that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.
1.5    “Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, development, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.6    “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, preparation and submission of applications for Regulatory Approval of a product, necessary or reasonably useful for or otherwise requested or required by a Regulatory Authority as a condition of or in support of obtaining or maintaining Regulatory Approvals for such product.
1.7    “Development Activities” means those Development activities undertaken by or on behalf of Teijin or its Affiliates with respect to Abalo-SC consistent with Teijin’s rights and obligations under this Agreement and the Existing Teijin Agreement.
1.8    “Development Results” has the meaning ascribed in the Existing Teijin Agreement.
1.9    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.10    “EMA” means the European Medicines Agency or any successor agency.
1.11    “Existing Indication” has the meaning ascribed in the Recitals to this Agreement.
1.12    “FDA” means the United States of America Food and Drug Administration or any successor agency.
1.13    “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
1.14    “Field” means, as the context requires, (a) with respect to Radius, the treatment in humans of [*] and (b) with respect to Teijin, the treatment in humans of [*] and any new Indication that the Parties have jointly Developed pursuant to Section 4.1.1.
1.15    “First Commercial Sale” means, with respect to Abalo-SC, the first sale of such Licensed Product in (a) Japan by or on behalf of Teijin, its Affiliates or sublicensees to a Third Party, after receipt of Regulatory Approval (including Pricing Approval, to the extent required for sale of Abalo-SC in Japan, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) for Abalo-SC in Japan and (b) any given country or regulatory jurisdiction outside Japan by or on behalf of Radius, its Affiliates or sublicensees to a Third Party, after receipt of Regulatory Approval (including Pricing Approval, to the extent required for sale of Abalo-SC outside Japan, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) for Abalo-SC in such country or regulatory jurisdiction.
1.16    “Fiscal Year” means the period of twelve consecutive months from April 1st until the following March 31st.
1.17    “Force Majeure” means circumstances beyond the reasonable control of either Party, including acts of God, fires, explosions, earthquakes, floods, droughts, epidemics, riots, acts of terrorism, wars, civil disturbances, sabotage, cyber-attacks, accidents, strikes or other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

labor disputes, unforeseen material shortages or supplier failures, substantial changes in applicable Laws promulgated by any applicable Governmental Authority or Regulatory Authority which significantly adversely affect the performance of a Party’s obligations under this Agreement or any other event or circumstance of the like of different character to the foregoing beyond the reasonable control and without the fault or negligence of a Party.
1.18    “FTE” means a full time equivalent person year (consisting of a total of one thousand eight hundred (1800) hours per year).
1.19    “Generic Licensed Product” means, with respect to Abalo-SC, any pharmaceutical product sold by a Third Party, other than as a sublicensee to this Agreement, that is approved by the Regulatory Authority in Japan as a substitutable generic for Abalo-SC and contains the active ingredients in Abalo-SC.

1.20    “Global Pharmaceutical Company” means a pharmaceutical company (i) ranked within the top [*] ([*]) pharmaceutical companies in [*] or ranked within the top [*] ([*]) pharmaceutical companies in [*] and (ii) having a commercial infrastructure in Japan in existence at the time of inquiry.
1.21    “GMP” means all applicable Good Manufacturing Practices including, (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Q7A guidelines, (v) the Ministerial Ordinance Concerning the Standards for Manufacturing and Quality Control of Drugs and Quasi-Drugs (Ordinance of Ministry of Health, Labour and Welfare No.179, December 24, 2004) in Japan and (vi) other equivalent Laws in any relevant country, each as may be amended and applicable from time to time.
1.22    “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), including the FDA, EMA, Japanese Ministry of Health, Labour and Welfare (the “MHLW”) and, the PMDA, in each case, having jurisdiction over the applicable subject matter.
1.23    “IND” means an Investigational New Drug Application or equivalent application to FDA or an equivalent agency outside Japan or in Japan, as applicable, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.24    “Indication” means a separate indication other than the Existing Indication.
1.25    “Japanese Development Plan” means that revised Phase 3 study protocol for Abalo-SC sent by Teijin to Radius on December 8, 2016 and the Development timelines for conduct of the study and submission for Regulatory Approval prepared by Teijin dated June 23, 2017 (“Existing Japanese Development Plan”) and any amended or updated version of such document.
1.26    “Joint Commercialization Committee” or “JCC” means the joint commercialization committee formed by the Parties as described in Section 3.7.
1.27     “Joint Steering Committee” or “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.
1.28    “Know-How” means technical and other information, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of Development or other developments), formulations, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, pre-clinical data and summaries and information contained in submissions to, and information from, ethical committees and Regulatory Authorities, including documents containing any of the above.
1.29    “Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.
1.30    “Licensed Compound” means (i) abaloparatide (formerly known as BIM-44058) or (ii) any analog of abaloparatide.
1.31    “Licensed Product” means all formulations, dosage forms, and presentations (including vials and pre-filled syringes) of a product or pharmaceutical composition containing a Licensed Compound as a pharmaceutically active agent.
1.32    “Licensed Product Approval” means the approval of a Governmental Authority necessary for the marketing and sale of product in any given country or regulatory jurisdiction (but shall not include any Pricing Approvals).
1.33    “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and product testing, release of product, quality control and assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests and regulatory activities, final labeling and packaging of product (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

graphic materials accompanying product, considered to be part of the finished product, and any other activities related to any of the foregoing.
1.34    “NDA Filing” means the New Drug Application filed on March 30, 2016 as a result of activities under the Existing Radius Agreement with the FDA, or the equivalent application to the equivalent Government Authority in any other country or regulatory jurisdiction, the filing of which is necessary to market and sell Abalo-SC, including all amendments and supplements to any of the foregoing.
1.35    “Net Sales” means the gross amount invoiced by or on behalf of Teijin or any of its Affiliates or sublicensees on account of sales of Abalo-SC, less the following deductions related to Abalo-SC, to the extent such deductions are actually paid or incurred, and are reasonable and customary:
(a)    credits, refunds, or allowances for returned Abalo-SC;
(b)    discounts, including cash, volume, quantity, and other trade discounts, charge-back payments, and rebates and allowances actually granted, incurred, or allowed in the ordinary course of business;
(c)    excise, sales, consumption and other related taxes and customs duties to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);
(d)    outbound freight, shipment, storage, other transportation and insurance costs to the extent included in the price and separately itemized; and
(e)    compulsory payments and rebates directly related to the sale of Abalo-SC paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program.
Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to and paid by Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.
For clarity, (i) Net Sales shall not be reduced by the amount of any commissions paid to individuals, whether they are associated with independent sales agencies or regularly employed by Teijin (or any agent, distributee, or designee thereof), or for a cost of collection or any other amount not specifically set forth in (a) through (e) above, and (ii) the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a customer for multiple products of Teijin (or any agent, distributee, or designee thereof) including Abalo-SC shall be deducted based on the proportion that the sales of such Abalo-SC bears to the total sales of all such Teijin products. In the case of any sale of Abalo-SC for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

referencing Net Sales at which substantially similar quantities of Abalo-SC are sold in an arm’s length transaction for cash.
Teijin, its Affiliates and its sublicensees will sell Abalo-SC as a stand-alone product and will not sell Abalo-SC as part of a bundle with other products or offer package deals to customers that include Abalo-SC, except to the extent required to obtain sales contracts with government entities, and in such case, the price of Abalo-SC relevant for the calculation of Net Sales will be the [*] in the then current fiscal half year of Abalo-SC sold separately less the [*] of all prescription pharmaceutical products sold as part of the package.
Net Sales shall be determined from the books and records of Teijin and its Affiliates maintained in accordance with generally accepted accounting principles in Japan, consistently applied.
1.36    “Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.
1.37    “Patent Rights” means all rights under any Patents in any country of the world.
1.38    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.39    “PMDA” means the Pharmaceuticals and Medical Devices Agency, or any successor agency.
1.40    “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of a product in any country or regulatory jurisdiction, and shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of such product in such country or regulatory jurisdiction.
1.41    “Pricing Approval” means the first approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a product for sale in any given country or regulatory jurisdiction, as required by applicable Law in such country or regulatory jurisdiction prior to the sale of such product in such country or regulatory jurisdiction.
1.42    “Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation and any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other oral, written or electronic disclosure or such other public disclosure directed to a scientific audience which pertains to Abalo-SC or the use of Abalo-SC.
1.43    “Radius Know-How” means all Know-How, existing as of the Effective Date, (A) that is Controlled by Radius, but not including any Know-How licensed to Radius by Ipsen under the Existing Radius Agreement, and (B) that is necessary or useful to the Development, Manufacture, Commercialization or use of Abalo-SC.
1.44    “Radius Patent Rights” means the issued Patent Rights, existing as of the Effective Date, that are (A) Controlled by Radius and (B) (i) necessary or useful for the Development or Commercialization of Abalo-SC in Japan and listed on Section A of Schedule 1.44 or (ii) necessary or useful for the Manufacture of Abalo-SC anywhere in the world for purposes of Development or Commercialization of Abalo-SC in Japan and listed on Section B of Schedule 1.44.
1.45    “Regulatory Approvals” means all necessary approvals (including INDs, Licensed Product Approvals for Abalo-SC, Pricing Approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Regulatory Authority or Governmental Authority necessary for the manufacture, distribution, use, promotion and sale of Abalo-SC in any given country or regulatory jurisdiction.
1.46    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in any country or regulatory jurisdiction.
1.47    “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for Abalo-SC (including any applicable Drug Master Files, Chemistry, Manufacturing and Control data, or similar documentation).
1.48    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority in Japan with respect to Abalo-SC other than a Patent Right.
1.49    “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, market, sell or otherwise Commercialize Abalo-SC in any given country or regulatory jurisdiction. Regulatory Materials include INDs, NDA Filings, presentations, responses, and applications for Licensed Product Approvals of Abalo-SC.
1.50    “Royalty Term” means, with respect to the Commercialization of Abalo-SC in Japan, the period of time beginning on the First Commercial Sale of Abalo-SC in Japan and ending upon the later to occur of: (i) the date on which the use, sale, offer for sale, or importation of Abalo-SC is no longer Covered by a Valid Claim in Japan, (ii) the expiration of all Regulatory

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exclusivity in Japan, or (iii) the tenth (10th) anniversary of the First Commercial Sale of Abalo-SC in Japan.
1.51    “Safety Agreement” means that certain Safety Agreement by and between Radius (on behalf of Ipsen) and Teijin dated November 30, 2007, as amended.
1.52    “Teijin Know-How” means all Know-How (A) that is Controlled by Teijin and (B) that is necessary or useful to the Development, Manufacture, Commercialization or use of Abalo-SC.
1.53    “Teijin Patent Rights” means all issued Patent Rights existing as of the Effective Date that are (A) Controlled by Teijin and (B) necessary or useful to the Development, Manufacture, Commercialization or use of Abalo-SC.
1.54    “Third Party” means any Person other than Radius or Teijin or their respective Affiliates.
1.55    “U.S.” means the United States of America and its possessions and territories.
1.56    “Valid Claim” means a claim of the Radius Patent Right that Covers Abalo-SC that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.
Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) words using the singular or plural number also include the plural or singular number, respectively; (e) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (f) references to a Person are also to its permitted successors and assigns; (g) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Abandoned Joint Inventions”	7.2.3(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Abandoned Joint Patent Rights”	7.2.3(a)
“Agreement”	Preamble
“Anticipated RA Date”	2.2.3(a)
“API”	5.1
“Audit”	6.9
“Breaching Party”	11.2
“CD Notice”	4.1.1
“Co-Development Proposal”	4.1.1
“Co-Promotion Right”	2.2.3(a)
“Committee”	3.6
“Confidential Information”	10.1
“Disclosing Party”	10.1
“Effective Date”	Preamble
“Executive Officer” “Existing Japanese Development Plan”	13.2 1.25
“Existing Radius Agreement”	Recitals
“Existing Teijin Agreement”	Recitals
“Generic Entry”	6.3.2
“ICC”	13.3
“Indemnification Claim Notice”	9.3.1
“Indemnified Party”	9.3.1
“Indemnifying Party”	9.3.1
“Indemnitee” and “Indemnitees”	9.3.1
“Information Package”	4.1.1
“Ipsen”	Recitals
“Joint Development Committee” or “JDC”	3.8
“Joint Inventions”	7.1.2
“Joint Patent Rights”	7.1.2
“Losses” “MHLW”	9.1 1.22
“Original Teijin Agreement”	Recitals
“Party” or “Parties”	Preamble
“Proposing Party”	4.1.1
“Radius”	Preamble
“Receiving Party”	10.1
“Recovery”	7.3.4(c)(iii)
“Redacted Agreement”	10.5.2
“Rejected Proposal”	4.1.1
“Royalty Payments	6.3.1
“Sole Inventions”	7.1.2
“Sole Patent Rights”	7.1.2
“Supplier Agreements” “Supply Cost”	8.2.2 5.1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Teijin”	Preamble
“Term”	11.1
“Third Party Claim”	9.1
“Upfront Payment”	6.1
“VAT”	6.5.1(a)
ARTICLE 2
LICENSES
2.1    Grant to Teijin.
2.1.1    General Grant to Teijin. Subject to the terms and conditions of this Agreement, Radius hereby grants to Teijin during the Term an exclusive (even as to Radius), payment-bearing license or sublicense, as applicable, under the Radius Know-How and Radius Patent Rights, to Develop and, subject to Section 2.2.3, Commercialize Abalo-SC in the Field in Japan.
2.1.2    Additional Grant to Teijin. Subject to the terms and conditions of this Agreement and the Existing Radius Agreement, Radius hereby grants to Teijin during the Term a non-exclusive, payment-bearing license or sublicense, as applicable, under the Radius Know-How and Radius Patent Rights, to Manufacture and have Manufactured anywhere in the world the commercial supply of API and Abalo-SC for the Field in Japan.
2.1.3    Teijin Right of Reference. Radius hereby grants Teijin (and its Affiliates and designees) a right of reference to all Regulatory Data and Regulatory Materials that are (a) (i) existing as of the Effective Date and relied upon by Radius to obtain the first Regulatory Approval of Abalo-SC in the first Indication in the Field by the FDA on April 28, 2017, (ii) existing as of the Effective Date and relied upon by Radius to obtain the first Regulatory Approval of Abalo-SC in the first Indication in the Field by the EMA, or (iii) generated in a preclinical or clinical trial by Radius after the Effective Date if such first Regulatory Approval in the first Indication in the Field by the FDA or the EMA was conditioned on or required the generation of such Regulatory Data and Regulatory Materials post-such Regulatory Approval (regardless of whether Radius is required to submit such Regulatory Data or Regulatory Materials to the EMA or FDA), and (b) Controlled by Radius (directly or indirectly), to Develop, Manufacture and Commercialize Abalo-SC in the Field in Japan.
2.1.4    Transfer of Manufacturing Know-How. Upon Teijin’s request, Radius shall provide to Teijin a manufacture transfer package consisting of information and Radius Know-How in Radius’ Control and possession that is necessary for the Manufacture of API and Abalo-SC as it is Manufactured in accordance with the first Regulatory Approval of Abalo-SC in the Field by the FDA. While the details concerning the specific Radius Know-How and information to be transferred from Radius to Teijin or Teijin’s designated manufacturer as part of the manufacture transfer package will be discussed and agreed to through the JSC, in principle Radius will transfer to Teijin or Teijin’s designated contract manufacturer(s) such Radius Know-How and information that Radius provided to the parties to the Supplier Agreements as of the Effective Date to enable such parties to Manufacture API and Abalo-SC for supply to Radius.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.5    Teijin Level of Efforts. Teijin shall use commercially reasonable efforts to Develop and Commercialize Abalo-SC in the Field in Japan. In order to fulfill its obligations Teijin shall have the right to determine the strategy for obtaining Regulatory Approvals for Abalo-SC in Japan in accordance with the Japanese Development Plan.
2.1.6    Conduct of Activities. Teijin acknowledges and agrees that it shall be responsible for all costs, payments and expenses related to the Development, Manufacture and Commercialization of Abalo-SC in Japan, including the costs, payments and expenses related to the performance of any other activities or obligations undertaken in accordance with the Existing Teijin Agreement. In the course of the Development and Commercialization of Abalo-SC in Japan, Teijin shall not use any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous Law in Japan).
2.2    Grant to Radius.
2.2.1    General Grant to Radius. Subject to the terms and conditions of this Agreement, Teijin hereby grants to Radius during the Term an exclusive (even as to Teijin), royalty-free license or sublicense, as applicable, under the Teijin Know-How and Teijin Patent Rights, to Develop, Manufacture and Commercialize Abalo-SC in the Field, in all countries of the world other than Japan.
2.2.2    Radius Right of Reference. Teijin hereby grants Radius (and its Affiliates and designees) a right of reference to all Regulatory Data and Regulatory Materials that are (a) (i) relied upon by Teijin to obtain Regulatory Approval of Abalo-SC in the Field in Japan or (ii) generated in a preclinical or clinical trial by Teijin if such Regulatory Approval was conditioned on or required the generation of such Regulatory Data and Regulatory Materials post-such Regulatory Approval (regardless of whether Teijin is required to submit such Regulatory Data or Regulatory Materials to the PMDA or MHLW) and (b) Controlled by Teijin (directly or indirectly) to Develop, Manufacture and Commercialize Abalo-SC in the Field in all countries in the world other than Japan.
2.2.3    Grant of Co-Promotion Right to Radius.
(a)    Teijin shall provide Radius with written notification of its good faith estimate of the anticipated date of Regulatory Approval of Abalo-SC in Japan (the “Anticipated RA Date”) at least [*] ([*]) months prior to such date and shall notify Radius in writing of any delays to the Anticipated RA Date. Upon written notification to Teijin at any time during the Term prior to the date that is [*] ([*]) months prior to the Anticipated RA Date plus the length of any extensions if the Anticipated RA Date is delayed and provided that Radius or its Affiliate will have, prior to commencement of co-promotion, either (i) established commercial capabilities in Japan [*] or delivered to Teijin a written plan at the same time as such notification setting forth in reasonable detail the commercial capabilities, including [*], that Radius intends to establish in Japan taking into consideration information provided by Teijin or discussions of the Parties as of that date or (ii) entered into a collaboration or license agreement or similar agreement with a Global Pharmaceutical Company pursuant to which such Global Pharmaceutical Company would perform co-promotion activities in Japan for Abalo-SC in the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Field in Japan, Radius and Teijin shall negotiate in good faith the terms of a definitive agreement pursuant to which Teijin, together with its Affiliates, would grant to Radius (or its Affiliate or a Global Pharmaceutical Company) during the Term a co-exclusive, royalty-free, right and license to co-promote Abalo-SC with Teijin (or its Affiliate or a Third Party engaged by Teijin to provide medical representatives) in the Field in Japan (the “Co-Promotion Right”). The allocation of co-promotion responsibilities to such Global Pharmaceutical Company, if they are to be carried out by the Global Pharmaceutical Company, will reflect the Global Pharmaceutical Company’s commercial presence in Japan and the allocation of co-promotion responsibilities to Radius, if Radius is to carry out co-promotion in Japan, will reflect the commercial capabilities that Radius will commit to establishing in accordance with the plan delivered to Teijin. For clarity, (A) any agreement that Radius may enter into with a Global Pharmaceutical Company regarding the Co-Promotion Right shall clearly provide that the Global Pharmaceutical Company will have no Co-Promotion Right or rights related thereto until Radius and Teijin enter into a definitive agreement regarding the Co-Promotion Right and any such rights that the Global Pharmaceutical Company may have will be subject to such definitive agreement, and (B) Radius may carry out co-promotion activities in accordance with such definitive agreement itself, through its Japanese Affiliate or through its Global Pharmaceutical Company designee.
(b)    Upon receipt by Teijin of the notice sent by Radius pursuant to Section 2.2.3(a), the Parties shall meet within [*] ([*]) days to negotiate in good faith the terms and conditions of a definitive agreement regarding the Co-Promotion Right, including the manner in which each Party will be compensated for such efforts and any resulting changes to the terms and conditions of this Agreement. If, despite using good faith efforts, the Parties are unable to reach a definitive agreement regarding such terms and conditions with respect to the Co-Promotion Right [*] ([*]) days from the date Teijin receives notice from Radius, neither Party shall have any further rights or obligations with respect to the Co-Promotion Right and this Agreement shall continue in full force and effect. Assuming the Parties reach a definitive agreement regarding the terms and conditions of a definitive agreement regarding the Co-Promotion Right, the JCC shall oversee the operational aspects of such agreement.
2.3    No Rights to Injector Pens. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that, with respect to the injector pen utilized in the administration of Abalo-SC by such Party, no rights or licenses have been granted by such Party to the other Party under this Agreement or by implication.
2.4    No Rights to Trademarks. Each Party acknowledges and agrees that, with respect to trademarks, trade names or trade dress for Abalo-SC, no rights or licenses have been granted by either Party to the other Party under this Agreement or by implication.
2.5    Performance by Affiliates, Subcontractors and Sublicensees.
2.5.1    Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate duties to Affiliates, the Parties agree that such entities shall not make decisions, and the Parties shall cause such entities not to make decisions, inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way, provided, however, that notwithstanding the foregoing, Teijin may delegate decision making authority with respect to this Agreement to Teijin Pharma.
2.5.2    Subcontractors. Teijin shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement (including Section 2.5.3), and shall guarantee its subcontractors’ performance under this Agreement. For the avoidance of doubt, Teijin will remain directly responsible for all amounts owed to Radius under this Agreement. Teijin hereby expressly waives any requirement that Radius exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Teijin. Radius shall ensure that each of its subcontractors performing activities under this Agreement with respect to the rights granted to Radius by Teijin pursuant to this Agreement accepts and complies with all of the terms and conditions of this Agreement (including Section 2.5.3), and shall guarantee such subcontractors’ performance under this Agreement. For the avoidance of doubt, Radius will remain directly responsible for all amounts owed to Teijin under this Agreement. Radius hereby expressly waives any requirement that Teijin exhaust any right, power or remedy, or proceed against such a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Radius.
2.5.3    Sublicensees. Each Party shall have the right to grant sublicenses to any sublicensee under all of its rights under the licenses granted pursuant to Sections 2.1 and 2.2 (as applicable) at any given time during the Term; provided, however, that, with respect to each such sublicense granted by Teijin, (i) Teijin shall notify Radius in writing at least twenty (20) business days in advance of the grant (including a description of the rights to be granted and the identity of the sublicensee), and shall obtain the prior written consent of Radius, such consent not to be unreasonably withheld, (ii) Teijin shall ensure that each of its sublicensees shall accept and comply with all applicable terms and conditions of this Agreement and Teijin shall remain responsible for, and shall guarantee, such compliance and the performance of its sublicensees hereunder, and (iii) any such sublicense shall (a) be subject and subordinate to the terms and conditions of this Agreement, (b) contain terms and conditions which are consistent with the terms and conditions of this Agreement, (c) not in any way diminish, reduce or eliminate any obligations of Teijin under this Agreement, and (d) impose on the sublicensee all applicable obligations under the terms of this Agreement or necessary to effectuate the terms of this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, as well as a provision prohibiting such sublicensee from further sublicensing. For the avoidance of doubt, Teijin shall remain directly responsible for all amounts owed to Radius under this Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a sublicensee or subcontractor, for any obligation or performance hereunder before such other Party initiates a proceeding directly against a Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6    Restrictive Covenants.
2.6.1    Ex-Japan Activities. Teijin hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell Abalo-SC into countries outside of Japan. Without limiting the generality of the foregoing, with respect to such countries outside of Japan, Teijin shall not (i) engage in any advertising activities relating to Abalo-SC directed solely to customers located in such countries or (ii) solicit, accept or satisfy orders for Abalo-SC from any prospective purchaser located in such countries.
2.6.2    Activities by Radius. Radius hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell Abalo-SC in Japan other than as may be agreed and set forth in a definitive agreement regarding the Co-Promotion Right. Without limiting the generality of the foregoing, Radius shall not (i) engage in any advertising activities relating to Abalo-SC directed solely to customers located in Japan or (ii) solicit, accept or satisfy orders for Abalo-SC from any prospective purchaser located in Japan.
2.6.3    Teijin Contracts. In the event that Teijin (or any of its Affiliates) enters into any agreements with a subcontractor (including, any distributors or wholesalers) or a sublicensee for Abalo-SC, it shall include in any and all such agreements provisions substantially similar to those set forth in Sections 2.6.1, such that such subcontractor or sublicensee, as applicable, shall only be authorized to market, distribute and sell Abalo-SC within Japan, and shall be prohibited from marketing, distributing or selling Abalo-SC outside Japan.
2.6.4    Radius Contracts. In the event that Radius (or any of its Affiliates) enters into any agreements with a subcontractor (including, any distributors or wholesalers) or a sublicensee for Abalo-SC, it shall include in any and all such agreements provisions substantially similar to those set forth in Sections 2.6.2, such that such subcontractor or sublicensee, as applicable, shall only be authorized to market, distribute and sell Abalo-SC outside Japan, and shall be prohibited from marketing, distributing or selling Abalo-SC within Japan.
2.6.5    Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Radius and Teijin believe that the restrictive covenants in this Section 2.6 are valid and enforceable and necessary to the grant of rights and obligations set forth hereunder. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such restrictive covenant be valid and enforceable, and such amendment shall apply only with respect to the operation of such restrictive covenant under this Section 2.6 in the particular jurisdiction in which such declaration is made.
ARTICLE 3
GOVERNANCE

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1    Joint Steering Committee. The Parties shall establish the JSC within thirty (30) days after the Effective Date. The JSC shall perform the following functions:
3.1.1    General oversight of the administration of and performance under this Agreement and the activities carried out hereunder by the Parties;
3.1.2    Review Teijin’s strategy for Regulatory Approval of Abalo-SC in Japan;
3.1.3    Review and discuss any matters related to the Development Activities conducted by Teijin after the Effective Date in Japan;
3.1.4    Establish a forum for the exchange of information between the Parties, (i) in the case of Radius to Teijin, all such information necessary or useful to give full effect to and enable Teijin to exploit the rights and licenses granted to it by Radius under Section 2.1 and (ii) in the case of Teijin to Radius, all such information necessary or useful to give full effect to and enable Radius to exploit the rights and licenses granted to it by Teijin under Section 2.2.
3.1.5    Review the progress of the other Committees;
3.1.6    Review, discuss and resolve any dispute and other matters referred to the JSC by any other Committee; and
3.1.7    Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.
3.2    Joint Steering Committee Membership. Radius and Teijin shall each designate three (3) representatives of appropriate seniority and experience to serve on the JSC by written notice to the other Party. Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). The JSC shall be chaired by a representative of [*]. One member of the JSC shall serve as secretary of the JSC at each Committee meeting, and the secretary shall alternate from meeting to meeting between a Teijin Committee member and a Radius Committee member. The chairperson shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall consider including any agenda items proposed by either Party no less than five (5) days prior to the next scheduled JSC meeting.
3.3    Joint Steering Committee Meetings. The JSC shall hold at least two (2) meetings per calendar year at such times during such calendar year as it elects to do so until Regulatory Approval of Abalo-SC in Japan, and thereafter, once per year; provided, that the JSC shall meet more or less frequently as the Parties may mutually agree. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided, that no less than one (1)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

meeting of the JSC during each calendar year shall be conducted in person. Other representatives of each Party involved with Abalo-SC may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 10. Additional meetings of the JSC may also be held, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other Committee meetings.
3.4    Decision-Making. The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision making authority and functions as set forth in Section 3.1. All decisions of the JSC shall be made by unanimous vote or written consent, with Teijin and Radius each having, collectively, among its respective members, one (1) vote in all decisions. The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. If the JSC cannot reach consensus on a matter within ten (10) business days after such matter has been brought to the JSC’s attention, then [*] shall have final decision making authority with respect to any such matter; provided, that [*] shall retain final decision making authority over any matter relating to the [*] (i) to the extent such matter does not adversely affect the [*] and (ii) except as otherwise set forth in a definitive agreement covering the grant of the Co-Promotion Right in accordance with Section 2.2.3.
3.5    Limits on JSC and Committee Authority. The JSC and any other Committee shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.
3.6    Committees. From time to time, the JSC may establish and delegate duties to other sub-committees or directed teams (each, a “Committee”) to oversee particular projects or activities. Subject to Sections 3.7 and 3.8, each such Committee shall be constituted in accordance with Sections 3.2 and 3.4 (as applicable) and shall operate as the JSC determines. Committees may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine. Each Committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of a Committee exceed that of the JSC. Without limiting the foregoing, the Parties agree to initially establish the Committee described in Section 3.8. Any matter in dispute in which the Committee cannot reach consensus within ten (10) days after such matter has been brought to the Committee’s attention shall be referred on the eleventh (11th) day to the JSC for resolution.
3.7    Joint Commercialization Committee. If the Parties enter into a definitive agreement regarding the Co-Promotion Right as set forth in Section 2.2.3, the Parties shall establish a JCC, which shall consist of up to six (6) members (or such other number as may be agreed by the Parties in writing), three (3) of whom shall be representatives designated by Teijin, and three (3) of whom shall be representatives designated by Radius or its designee. Each of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Teijin and Radius may replace any or all of its representatives on the JCC at any time upon written notice to the other Party. Such representatives shall include individuals who have commercial experience and expertise in pharmaceutical drug pre-launch, launch and other Commercialization activities. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the JCC.
3.8    Joint Development Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of up to six (6) members (or such other number as may be agreed by the Parties in writing), three (3) of whom shall be representatives designated by Teijin, and three (3) of whom shall be representatives designated by Radius. Each of Teijin and Radius may replace any or all of its representatives on the JDC at any time upon written notice to the other Party. Such representatives shall include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug development. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the JDC. Meetings of the JDC shall commence at a time to be mutually agreed upon by the Parties and the JDC shall meet in person twice every calendar year, and in any case more or less frequently as Teijin and Radius deem appropriate or as reasonably requested by either such Party, on such dates and at such places and times as the Parties shall agree. Meetings of the JDC that are held in person shall alternate between the offices of Teijin and Radius, or such other place as the Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Teijin and Radius each may, on advance notice to the other Party, invite non-member employees of such Party to attend meetings of the JDC. The JDC may make decisions with respect to any subject matter that is subject to the JDC’s decision making authority and functions as set forth in this Section 3.8. All decisions of the JDC shall be made by unanimous vote or written consent, with Teijin and Radius each having collectively, among its respective members, one (1) vote in all decisions. If the JDC cannot reach consensus within ten (10) days after it has first met and attempted to reach such consensus, the disputed matter shall be referred on the eleventh (11th) day to the JSC for resolution. The JDC shall perform the following function:
3.8.1    Discuss and approve any changes to the Japanese Development Plan and any amendments thereto; and
3.8.2    Establish a forum for the Parties to discuss any proposals for the co-Development of a new Indication for Abalo-SC in Japan or outside Japan in accordance with Section 4.1.
3.9    Actions. In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on any of the Committees), each Party shall act in good faith.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10    Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain as follows:
3.10.1    Within ten (10) days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.
3.10.2    The members of each Committee shall then have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.
3.10.3    Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. The secretary and chairperson of such Committee shall each sign and date the final minutes. The signature of such secretary and chairperson upon the final minutes shall indicate each Party’s assent to the minutes.
ARTICLE 4
CO-DEVELOPMENT RIGHTS AND COLLABORATION ON INJECTOR PENS
4.1    Co-Development Rights.
4.1.1    Co-Development of a New Indication or New Studies for Abalo-SC. If at any time during the Term, either Party (the “Proposing Party”) desires to pursue the Development of a new Indication or further Development of Abalo-SC through the conduct of a new clinical trial (i.e., any clinical trial commenced after the Effective Date) for Abalo-SC, in Japan or outside Japan (as applicable), and to share the Development costs in connection therewith (as applicable), which shall be borne [*] percent ([*]%) by Radius and [*] percent ([*]%) by Teijin, the Proposing Party may propose such opportunity to the JDC and present all relevant scientific, regulatory, commercial and financial information as is reasonably necessary or requested by the JDC (the “Information Package”) in order that the non-Proposing Party’s representatives of the JDC may evaluate the merits of such proposal (the “Co-Development Proposal”). The non-Proposing Party shall have [*] ([*]) days from its receipt of the Information Package to notify the Proposing Party in writing of its interest in entering into negotiations on the terms of the Co-Development Proposal. In the event that the non-Proposing Party determines (in its sole discretion) to enter into such negotiations related to the Co-Development Proposal, it shall provide written notification thereof within such [*] ([*]) day period to the Proposing Party (the “CD Notice”) and thereafter the Parties shall negotiate in good faith, and on an exclusive basis, in order to agree upon a mutually acceptable definitive agreement for the rights contained in the Co-Development Proposal within [*] ([*]) days of the date of receipt by the Proposing Party of such CD Notice. If the non-Proposing Party notifies the Proposing Party that it is not interested in initiating or entering into negotiations on the terms of the Co-Development Proposal or if the Proposing Party does not timely receive the CD Notice

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the non-Proposing Party (a “Rejected Proposal”), the rights of the non-Proposing Party to enter into negotiations for the Co-Development Proposal shall expire but only to the extent of the specific subject matter contained in the Information Package related to such Co-Development Proposal. Subject to the foregoing, the Proposing Party may proceed with the Development of the new Indication or the conduct of a new clinical trial for Abalo-SC in its respective territory (i.e., outside Japan in the case of Radius, and in Japan in the case of Teijin) as set forth in the Co-Development Proposal which was the subject of this Section 4.1.1. Notwithstanding the foregoing, in the event of a Rejected Proposal, if, following completion of all clinical trials related to such Co-Development Proposal, the non-Proposing Party desires to acquire such right or license to such new Indication or new clinical trial which was the subject of such Rejected Proposal, the non-Proposing Party shall have the right to acquire such right or license from the Proposing Party subject to the non-Proposing Party reimbursing the Proposing Party in an amount equal to [*] for such new Indication or new clinical trial (as applicable). In addition, notwithstanding the foregoing, with respect to any Co-Development Proposal of a new Indication or the new clinical trial (as applicable) for Abalo-SC, if the non-Proposing Party notifies the Proposing Party (i) of any objections to the relevant scientific or regulatory information contained in the Information Package or related publication rights, or (ii) of its good faith belief that the Development for such new Indication or the conduct of a new clinical trial (as applicable) for Abalo-SC may have an adverse effect on the non-Proposing Party’s territory, then, in each case of (i) and (ii), the Proposing Party shall, in good faith, consider such objection or good faith belief of the non-Proposing Party but, in all cases, the Proposing Party shall have the sole discretion and right to proceed with the Development of such new Indication or new clinical trial (as applicable) for Abalo-SC which was the subject of such Co-Development Proposal.
4.1.2    Collaboration on Injector Pens. If, at any time during the Term, either Party desires to obtain a right or license from the other Party or to collaborate with the other Party on the development of the injector pen utilized in the administration of Abalo-SC, then the Parties shall discuss the terms of such right, license or collaboration in good faith but neither Party shall have an obligation to grant any such right or license or enter into any such collaboration with such other Party.
ARTICLE 5
SUPPLY
5.1     Clinical Supply of API. Upon Teijin’s request, Radius shall use commercially reasonable efforts to (i) Manufacture (or arrange for a Third Party to Manufacture) and supply (or arrange for a Third Party to supply) the active pharmaceutical ingredient (“API”) for the clinical supply of Abalo-SC in sufficient quantities to enable Teijin to conduct its clinical trials of Abalo-SC in the Field in Japan in accordance with the Japanese Development Plan, and (ii) ship or transport (or have shipped or transported) such clinical supply of API in accordance with the reasonable written instructions received from Teijin; provided, that the Incoterms related to such shipment or transport shall be mutually agreed to by the Parties. Radius shall invoice Teijin for such clinical supply of API at Radius’ [*] cost to Manufacture (or have Manufactured) and supply (or have supplied) such API to Teijin (or its designee) [*] (the “Supply Cost”). Radius

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall invoice Teijin for the Supply Cost and Teijin shall pay such cost in accordance with the terms of and within [*] ([*]) days of receipt of such invoice. All API for the clinical supply of Abalo-SC to Teijin Manufactured by, or under authority of, Radius shall be handled, stored and shipped by Radius, in accordance with, and shall conform to, all applicable Laws, including GMPs. In the course of the Manufacture of the clinical supply to Teijin of Abalo-SC by, or under the authority of, Radius, Radius shall not use any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992.
5.2    Commercial Supply of API and Abalo-SC. Teijin shall be responsible for the commercial supply of API and Abalo-SC in the Field in Japan, provided, that Radius has used commercially reasonable efforts to arrange for Teijin to directly enter into API and drug product supply agreements with Radius’ existing (as of the Effective Date) contract manufacturers [*]; provided, further, that Teijin shall use commercially reasonable efforts to enter into such API and drug product supply agreements with such contract manufacturers. Notwithstanding the foregoing, nothing herein shall operate as a guarantee that [*], in which case Teijin shall use commercially reasonable efforts to Manufacture (or arrange for a Third Party to Manufacture) and supply (or arrange for a Third Party to supply) the API for the commercial supply of Abalo-SC in sufficient quantities to enable Teijin to conduct its commercial operations with respect to Abalo-SC in the Field in Japan.
ARTICLE 6
PAYMENTS
6.1    Upfront Payment. Within thirty (30) days after the Effective Date, in partial reimbursement of Radius’ investment in the Regulatory Data and Regulatory Materials related to Abalo-SC, Teijin shall pay to Radius a one-time upfront amount equal to Ten Million Dollars ($10,000,000) (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Radius. Such Upfront Payment shall be non-refundable and non-creditable against any other payments due hereunder.
6.2    Milestone Payments. In partial reimbursement of Radius' investment in the Regulatory Data and Regulatory Materials related to Abalo-SC, Teijin shall pay Radius the milestone payments set forth in this Section 6.2.
6.2.1    Regulatory Milestone. Teijin shall pay to Radius a milestone payment equal to [*] Dollars ($[*]) within thirty (30) days after the achievement (first occurrence) by Teijin of the [*]. Teijin shall promptly notify Radius in writing, but in no event later than fifteen (15) days after achievement of this regulatory milestone event; provided, however, that in no event shall Teijin’s failure to notify Radius of the achievement of the regulatory milestone relieve Teijin of its obligation to pay Radius the regulatory milestone payment described in this Section 6.2.1.
6.2.2    Sales Milestones. Teijin shall make one-time milestone payments to Radius after annual Net Sales of Abalo-SC in Japan first meet or exceed the thresholds set forth below:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Annual Net Sales Threshold	Milestone Payment
Annual Fiscal Year Net Sales equal to [*] Dollars ($[*])	$[*]
Annual Fiscal Year Net Sales equal to [*] Dollars ($[*])	$[*]
Teijin shall pay Radius the sales milestone payments set forth in this Section 6.2.2 within sixty (60) days after the end of the first Fiscal Year in which Teijin achieves the applicable sales milestone.
6.2.3    Payment Procedures. Teijin shall pay Radius the regulatory milestone payment and sales milestone payments by wire transfer of immediately available funds into an account designated by Radius. Each such payment is non-refundable and non-creditable against any other payments due hereunder.
6.3    Royalty Payments.
6.3.1    Royalty Payments. As further consideration for the rights granted to Teijin under this Agreement, and in addition to any milestone payments, Teijin shall pay to Radius royalty payments (“Royalty Payments”) based on half Fiscal Year Net Sales of Abalo-SC in Japan for all or any portion of a half Fiscal Year falling within the Royalty Term at a rate of [*] percent ([*]%).
6.3.2    Reduction of Royalty due to Generic Licensed Product. If a Generic Licensed Product becomes commercially available in Japan during any half Fiscal Year during the Term and such Generic Licensed Product achieves a market share of at least [*]percent ([*]%), with market share being calculated by using the fraction Y/(X+Y), where X is the unit sales of Abalo-SC and Y is the unit sales of Generic Licensed Product in the half Fiscal Year in which any Generic Licensed Product was first commercially available in Japan or any subsequent half Fiscal Year thereafter, “Generic Entry” shall be deemed to have occurred with respect to Abalo-SC in Japan. If it is determined that Generic Entry has occurred in Japan, the royalty rate set forth in Section 6.3.1 shall be reduced by [*] percent ([*]%) during the half Fiscal Year during which Generic Entry occurred and any subsequent half Fiscal Year during which Generic Entry continues. For clarity, (a) the market share of Generic Licensed Product for a given half Fiscal Year shall be calculated based on the total sales of all Generic Licensed Products commercially available in such a half Fiscal Year in Japan and (b) if Generic Entry occurs and thereafter ceases, the foregoing royalty rate reduction shall not apply unless the price of Abalo-SC, if reduced following Generic Entry, [*].
6.4    Royalty Payments and Reports.
6.4.1    General. Teijin shall calculate all Royalty Payments payable to Radius pursuant to Section 6.3 with respect to Net Sales at the end of each half Fiscal Year. Teijin shall pay to Radius the Royalty Payment due for Net Sales during a given half Fiscal Year within sixty (60) days after the end of such half Fiscal Year. Each Royalty Payment due to Radius shall be accompanied by (i) a statement of the amount of gross sales of Abalo-SC in Japan during the applicable half Fiscal Year (including such amounts expressed in local currency and as converted

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to Dollars), (ii) an itemized calculation of Net Sales in Japan showing deductions provided for in the definition of “Net Sales” during such half Fiscal Year and (iii) a calculation of the amount of the Royalty Payment due on such Net Sales for such half Fiscal Year. In addition, within thirty (30) days after the end of each calendar quarter, Teijin shall provide to Radius a good faith estimate of the amount of gross sales and Net Sales of Abalo-SC in Japan during the applicable calendar quarter. Without limiting the generality of the foregoing, Teijin shall require its Affiliates and sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Teijin. Such reporting shall be in addition to Radius’ right to information and to Audit as set forth in this Agreement.
6.5    Taxes and Withholding.
(a)    VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Teijin to Radius under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT.
(b)    Withholding Tax Matters. If Teijin is required to make a payment to Radius subject to a deduction of tax or withholding tax, the sum payable by Teijin (in respect of which such deduction or withholding is required to be made) shall be made to Radius after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Law; provided that Teijin shall provide Radius with at least fifteen (15) business days written notice prior to making any such deduction or withholding and shall consider in good faith any Radius comments regarding the applicability of the requirement to deduct or withhold. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by Radius, subject to Section 6.5.1(a), if applicable, and the obligation of Teijin to assume the responsibility of such expense in the event that such expense arises as a result of any action taken by Teijin (or another Teijin-related entity or Affiliate) solely for a reason not specifically related to any of Teijin’s obligations under this Agreement, including any change in Teijin’s domicile or payment through a non-Japan based Affiliate; provided, however, that, notwithstanding the foregoing in this Section 6.5 (b), Teijin shall only be obligated to bear the withholding tax pursuant to this Section 6.5 (b) if, and to the extent that Radius shall reasonably demonstrate in written summary that Radius cannot offset otherwise payable taxes of Radius by successfully claiming a current credit for amounts withheld by Teijin on the applicable tax return for the tax period corresponding to the period in which withholding was required.
(c)    Tax Cooperation. To the extent Teijin is required to deduct and withhold taxes on any payments to Radius, Teijin shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Radius, within forty five (45) days after such withholding taxes are remitted to the proper Governmental Authority, an official tax certificate or other evidence of such withholding sufficient to enable Radius to claim such payments of taxes. Radius shall provide to Teijin any tax forms that may be reasonably necessary in order for Teijin not to withhold tax or to withhold tax at a reduced rate under an

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
6.6    Currency Conversion. All payments hereunder shall be made in U.S. Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in Japanese Yen), any amount expressed in Japanese Yen shall be converted into U.S. Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. As of the Effective Date, Teijin converts Japanese Yen into U.S. Dollars by using the average of the TTS and TTB Japanese Yen – U.S. Dollar exchange rates quoted by Mitsubishi UFJ Bank, or its successor, on the 25th day of the month (or the previous business day if the 25th is not a business day) prior to the month in which payment is due or reimbursable pursuant to this Agreement, which exchange rate is currently published at the following url: (http://www.murc.jp/english).
6.7    General Payment Procedures. With the exception of the Upfront Payment payable pursuant to Section 6.1, the milestone payments payable pursuant to Section 6.2, Royalty Payments payable pursuant to Section 6.4, or other amounts expressly payable in certain time frames set forth in this Agreement, the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within thirty (30) days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.
6.8    Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal plus [*] percent ([*]%). Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.
6.9    Records; Audits. Teijin and its Affiliates and its sublicensees and subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Radius hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to Teijin’s obligations under this Agreement for a minimum period of [*] ([*]) years or such longer period as required by applicable Law. Radius shall have a right to request an audit of Teijin in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that Radius shall only have the right to request such Audit of Teijin [*] during any given calendar year. Upon the written request by Radius to Audit Teijin, Radius shall have the right to engage an independent, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the calendar year(s) requested by the Radius; provided, that (i) such accountants

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall be given access to, and shall be permitted to examine and copy such books and records of Teijin upon thirty (30) days’ prior written notice to Teijin, and at all reasonable times on such business days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with Teijin reasonably acceptable to Teijin in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including Radius, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to Teijin’s business. Teijin shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within fifteen (15) days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by Teijin shall be paid to Radius within thirty (30) days of notification of the results of such inspection. Any overpayments made by Teijin shall be refunded by Radius within thirty (30) days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of Radius unless the accountants’ calculation shows that the actual Royalty Payments, Net Sales, and/or any such other amount Audited hereunder to be different, by more than [*] percent ([*]%), than the amounts as previously calculated by Teijin in a manner unfavorable to Radius, in which case the reasonable costs of such inspection shall be borne by Teijin.
ARTICLE 7
INTELLECTUAL PROPERTY MATTERS
7.1    Ownership of Intellectual Property.
7.1.1    Pre-existing Intellectual Property. Subject to the rights and licenses expressly granted under this Agreement, each Party shall retain all rights, title and interests in, to and under any and all intellectual property that is Controlled by such Party prior to the Effective Date or independent of this Agreement.
7.1.2    New Intellectual Property. Inventorship of any invention or discovery, whether or not patentable, made, discovered, conceived or reduced to practice under this Agreement shall be determined in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code). As between the Parties, each Party shall own (a) any such invention or discovery that is made, discovered, conceived or reduced to practice solely by such Party or its Affiliates and their employees and agents (“Sole Inventions”) and (b) any Patent Rights thereon (“Sole Patent Rights”). As between the Parties, the Parties shall each own an equal, undivided interest in (i) any such invention or discovery that is made, discovered, conceived of or reduced to practice by both Parties and their employees and agents (“Joint Inventions”) and (ii) any Patent Rights thereon (“Joint Patent Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates to so disclose, the making, discovery, conception or reduction to practice of any Joint Inventions. Subject to the licenses and rights of reference granted under Article 2

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and the Parties’ respective restrictive covenants, each Party shall have the right to Develop, Commercialize and otherwise exploit the Joint Inventions without a duty of seeking consent or accounting to the other Party.
7.2    Patent Filings, Prosecution and Maintenance.
7.2.1    Radius Patent Rights. Radius has the sole right (but not the obligation) to file, prosecute, and maintain its Sole Patent Rights and the Radius Patent Rights. If Radius decides not to maintain or to otherwise abandon any of the Radius Patent Rights in Japan, Radius shall promptly inform Teijin in writing and Teijin shall have the option, exercisable by sending written notice to Radius within fifteen (15) days thereafter, to pay the costs for maintaining such Radius Patent Rights. Upon Teijin’s exercise of such option, (a) Radius shall continue to maintain such Radius Patent Rights and (b) Teijin shall reimburse Radius for the costs of maintaining such Radius Patent Right within thirty (30) days of invoicing by Radius. Teijin may credit the amount of such reimbursement against Royalty Payments made under this Agreement.
7.2.2    Teijin Patent Rights. Teijin has the sole right (but not the obligation) to file, prosecute, and maintain its Sole Patent Rights and the Teijin Patent Rights.
7.2.3    Joint Patent Rights. The filing, prosecution, and maintenance of the Joint Patent Rights shall be handled as follows:
(a)    Subject to, and without limiting any express rights granted to Teijin hereunder, [*] shall have the first right to prepare, file, prosecute and maintain Joint Patent Rights at its own cost and expense. [*] shall keep [*] informed of the status of Joint Patent Rights and will provide [*] with copies of all material documentation submitted to, or received from, the patent offices or its patent agents, attorneys or lawyers in connection therewith. With respect to any material submissions that [*] is required to or otherwise intends to submit to a patent office with respect to a Joint Patent Right, [*] shall provide a draft of such submission to [*] at least [*] ([*]) days (or such time as is possible) prior to the deadline for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if [*] has less than [*] ([*]) days’ notice of a deadline for submission). [*] shall have the right to review and comment upon any such submission by [*] to a patent office, and will provide such comments within [*] ([*]) days after receiving such submission (provided, that if no comments are received within such [*] ([*]) day period, then [*] may proceed with such submission). [*] shall consider in good faith any suggestions or recommendations of [*] concerning the preparation, filing, prosecution and maintenance thereof, for which [*] is solely responsible at its own cost and expense. The Parties shall cooperate reasonably in the prosecution of all Joint Patent Rights and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, [*] (i) intends to allow any Joint Patent Right to expire or intends to otherwise abandon any such Joint Patent Right in [*] (“Abandoned Joint Patent Rights”), or (ii) decides not to prepare or file patent applications covering Joint Inventions in [*] (“Abandoned Joint Inventions”), [*] shall notify [*] of such intention or decision at least [*] ([*]) days (or as soon as possible if less than [*] ([*]) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Abandoned Joint Patent

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rights or Abandoned Joint Inventions, and [*] shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, without the consent of [*], and, if [*] exercises the foregoing right and the Abandoned Joint Patent Rights have issued, [*] shall assign to [*] all of its rights, title and interest in and to such Abandoned Joint Patent Rights and Abandoned Joint Inventions.
(b)    The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Joint Patent Rights under this Section 7.2.3(a) at the sole cost and expense of the Party which has the right to prepare, file, prosecute and maintain Joint Patent Rights, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Joint Inventions disclosed in such Joint Patent Rights, obtaining execution of such other documents which are needed in the filing and prosecution of such Joint Patent Rights, and, as requested by a Party, updating each other regarding the status of such Joint Patent Rights, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Joint Patent Rights.
7.3    Defense and Enforcement of Patent Rights.
7.3.1    Notification. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the Joint Inventions, or Joint Patent Rights or, solely with respect to Japan, the Radius Patent Rights or Radius Know-How or, solely with respect to any country in the world other than Japan, the Teijin Patent Rights or Teijin Know-How, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Joint Patent Rights or, solely with respect to Japan, the Radius Patent Rights, or, solely with respect to any country in the world other than Japan, the Teijin Patent Rights, or if any Third Party claims that any such Patent is invalid or unenforceable, it will promptly notify the other Party thereof in writing, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.
7.3.2    Radius Patent Rights. As between the Parties, Radius has the sole right (but not the obligation) to defend and enforce its Sole Patent Rights, the Radius Patent Rights and the Radius Know-How. If Radius elects not to enforce or defend any Radius Patent Right in Japan against infringement by a Third Party and the joint owner of the Radius Patent Rights also elects not to undertake such enforcement or defense, Radius will not object to Teijin entering into an arrangement with such joint owner pursuant to which Teijin would have the right to undertake such enforcement or defense and to exercising its rights in connection with such arrangement and agrees to provide reasonable cooperation in the course of such enforcement or defense by Teijin and/or the joint owner, if and to the extent Radius is required, as the other joint owner of the Radius Patent Rights, by applicable Law.
7.3.3    Teijin Patent Rights. As between the Parties, Teijin has the sole right (but not the obligation) to defend and enforce Sole Patent Rights, the Teijin Patent Rights and the Teijin Know-How.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3.4    Joint Patent Rights.
(a)    As between Radius and Teijin, [*] will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Joint Patent Rights against infringement by a Third Party. [*] may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice. [*] shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, [*] will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(b)    If, pursuant to Section 7.3.4(a), [*] fails to institute such litigation or otherwise take steps to remedy the infringement of a Joint Patent Right within [*] ([*]) days of the date one Party has provided notice to the other Party pursuant to Section 7.3.1 of such infringement or claim, then [*] will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and [*] will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(c)    If one Party brings any suit, action or proceeding under Sections 7.3.4(a) or 7.3.4(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.
(i)    The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out of pocket costs incurred by the non-enforcing or defending Party in providing such assistance.
(ii)    Neither Party shall, without the prior written consent of the other Party (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 7.3.4(a) or 7.3.4(b) involving a Joint Patent Right, that admits the invalidity or unenforceability of any Joint Patent Right, or requires the other Party to pay any sum of money, or otherwise adversely affects the rights of the other Party with respect to such Joint Patent Rights, Abalo-SC or the other Party’s rights hereunder (including the rights to receive payments).
(iii)    Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Sections 7.3.4(a) or 7.3.4(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated to the Parties as follows: (1) if such Recovery is a payment for lost sales of Abalo-SC by Radius outside Japan, then the remaining amounts will allocated in full to Radius, (2) if such Recovery is a payment for lost sales of Abalo-SC by Teijin in Japan, then the remaining amounts will be allocated in full to Teijin; provided that Radius shall be paid a

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalty Payment on such amounts in accordance with Section 6.3.1, (3) if such Recovery is a payment for lost sales of Abalo-SC by both Radius and Teijin, then Radius and Teijin shall receive [*] in which the applicable suit, action or proceeding is brought under Sections 7.3.4(a) or 7.3.4(b); provided that Radius shall be paid a Royalty Payment on such amounts allocated to Teijin in accordance with Section 6.3.1 and (4) any amounts not covered by the foregoing clauses (1), (2) and (3) shall be retained by the Party taking such action.
(d)    Teijin and Radius shall consult with respect to any term extensions, supplemental protection certificates, regulatory exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Joint Patent Rights available under applicable Law in any country or regulatory jurisdiction. Radius and Teijin shall cooperate in connection with all such activities. Each Party will give due consideration to all suggestions and comments of the other Party regarding any such activities, but in the event of a disagreement between the Parties, Radius will have final decision making authority with respect to the Patent protection of such Joint Patent Rights in any such country or regulatory jurisdiction outside Japan and Teijin will have the final decision making authority with respect to the Patent protection of such Joint Patent Rights in Japan.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1    Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:
8.1.1    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and, with respect to Radius only, is in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
8.1.2    Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.
8.1.3    No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, subject in all cases to the rights of Ipsen under the Existing Radius Agreement and Existing Teijin Agreement or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.1.4    All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of Abalo-SC or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.
8.2    Additional Representations, Warranties and Covenants of Radius. Radius hereby represents and warrants to Teijin, and, where specifically noted covenants, that, as of the Effective Date:
8.2.1    Radius has previously delivered or made available to Teijin a true and complete copy of the Existing Radius Agreement.
8.2.2    Radius has previously delivered or made available to Teijin a true and complete copy of the Commercial Supply Agreement entered into between Radius and Vetter Pharma International GmbH effective as of January 1, 2016 and the Manufacturing Services Agreement entered into between Radius an Lonza Sales Ltd, effective as of June 28, 2016 “Supplier Agreements”). Each of the Supplier Agreements remains in effect. To the knowledge of Radius, no party to a Supplier Agreement is in material breach of the applicable Supplier Agreement.
8.2.3    There are no claims, judgments or settlements against or owed by Radius, nor any pending reissue, reexamination, interference, opposition or similar proceedings with respect to Radius Patent Rights, and Radius has not received written notice of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge, the Radius Patent Rights.
8.2.4    To Radius’s knowledge, Radius is the joint legal and beneficial owner of all Radius Patent Rights, free and clear of any liens and encumbrances, and, to Radius’s knowledge, no Third Party other than the joint owner has any right, interest or claim in or to, and neither Radius nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any such Radius Patent Rights to any Third Party other than the joint owner.
8.2.5    There are no issued Patent Rights Controlled by Radius that are (a) necessary or useful for the Development or Commercialization of Abalo-SC in Japan other than those issued Patent Rights set forth in Section A of Schedule 1.44 or (b) necessary or useful for the Manufacture of Abalo-SC anywhere in the world for purposes of Development or Commercialization in Japan other than those issued Patent Rights set forth in Section B of Schedule 1.44. Furthermore, there are no pending Patent Rights Controlled by Radius in Japan that are necessary or useful for the Development, Commercialization or use of Abalo-SC in Japan. Radius covenants not to sue Teijin for infringement of any Patent Rights Controlled by Radius that issue from patent applications pending and Controlled by Radius as of the Effective

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Date in connection with the Manufacture by Teijin of Abalo-SC for purposes of Development or Commercialization by Teijin of Abalo-SC in Japan.
8.2.6    Radius has paid all maintenance fees with respect to the Radius Patent Rights in Japan that are required by the Japanese Patent office to maintain the Radius Patent Rights.
8.2.7    Radius has taken reasonable steps to maintain the confidentiality of the Confidential Information of Radius that is Radius Know-How contained in the Regulatory Data and Regulatory Materials.
8.2.8    No written claim has been made by Radius which alleges that a Third Party (a) is infringing Radius Patent Rights in Japan or (b) has made an unauthorized disclosure or misappropriation of Radius Know-How in Japan.
8.2.9    To Radius's knowledge, no funding, facilities, or personnel of any Governmental Authority or any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Radius Patent Rights in Japan.
8.2.10    To Radius's knowledge, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (a) a loss of, or lien or other encumbrance on, any Radius Patent Rights or Radius Know-How in Japan; or (b) the grant, assignment, or transfer to any other Person of any license or other right to interest under, to, or in any of Radius Patent Rights.
8.3    Additional Representations, Warranties and Covenants of Teijin. Teijin hereby represents and warrants and, as applicable, covenants to Radius that, as of the Effective Date:
8.3.1    All Abalo-SC Commercialized by, or under authority of, Teijin shall be handled, stored and shipped by Teijin, in accordance with, and shall conform to, all applicable Laws, including GMPs.
8.3.2    Teijin has provided a true and complete copy of the Existing Teijin Agreement to Radius prior to the amendment thereto that will become effective as of the Effective Date. The Existing Teijin Agreement is the only agreement in place between Teijin (or its Affiliates) and a Third Party that pursuant to which Teijin (or its Affiliates) are granted licenses to use intellectual property rights that are necessary or useful for the Development, Manufacture or Commercialization of Abalo-SC in the Field in Japan.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3.3    There are no Teijin Patent Rights and there are no pending Patent Rights that are A. Controlled by Teijin and B. necessary or useful to the Development, Manufacture, Commercialization or use of Abalo-SC.
8.3.4    Teijin has taken reasonable steps to maintain the confidentiality of the Confidential Information of Teijin that is Teijin Know-How contained in the Regulatory Data and Regulatory Materials.
8.3.5    To Teijin’s knowledge, no written claim has been made to Teijin or its Affiliates by a Third Party which alleges that Development, Commercialization or Manufacture of Abalo-SC infringes the Japanese intellectual property rights of such Third Party.
8.3.6    No written claim has been made by Teijin which alleges that a Third Party has made an unauthorized disclosure or misappropriation of Teijin Know-How.
8.4    Disclaimer. Teijin understands that Abalo-SC is the subject of ongoing clinical research and development and that Radius cannot ensure the safety or usefulness of Abalo-SC or that Abalo-SC will receive Regulatory Approvals.
8.5    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 9
INDEMNIFICATION
9.1    Indemnification by Radius. Radius hereby agrees to save, indemnify, defend and hold Teijin, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Radius of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Radius or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensee in performing any obligations under this Agreement or (iii) any matter related to the (a) Development or Commercialization of Abalo-SC by Radius and (b) clinical Manufacture of API hereunder (including, for clarity, product liability Losses resulting therefrom) by Radius or its Affiliates or their respective officers, directors,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

employees, agents, consultants or sublicensees; in each case except to the extent that such Losses are subject to indemnification by Teijin pursuant to Section 9.2.
9.2    Indemnification by Teijin. Teijin hereby agrees to save, indemnify, defend and hold Radius, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Teijin of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Teijin or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement, or (iii) any matter related to the Development or Commercialization of Abalo-SC by Teijin or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees; in each case except to the extent that such Losses are subject to indemnification by Radius pursuant to Section 9.1.
9.3    Indemnification Procedures.
9.3.1    Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 9.1 or 9.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 9.1 or 9.2, as applicable; provided, however, that Indemnified Party’s failure or delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligation except to the extent the Indemnifying Party is prejudiced thereby. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.
9.3.2    Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 9.1 or 9.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 9.3.
9.3.3    Right to Participate in Defense. Without limiting Section 9.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 9.3, in which case the Indemnified Party will be allowed to control the defense.
9.3.4    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include [*]), and will [*]. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 9.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 9.3.2.
9.3.5    Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3.6    Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitees in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnitees right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnitees.
9.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 or 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10.
9.5    Insurance. Each Party shall (provided that Teijin shall be allowed to self-insure) procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which Abalo-SC is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance upon written request therefor. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE 10
CONFIDENTIALITY
10.1    Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the Effective Date in connection with the transactions set forth in this Agreement) and for the avoidance of doubt shall include Joint Inventions. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:
(a)    were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;
(d)    were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
(e)    were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.
10.2    Confidentiality Obligations. Each of Teijin and Radius shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of its obligations or the exercise of its rights pursuant to this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 10) that all such directors, managers, employees, independent contractors, agents, consultants or sublicensees comply with such obligations. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, consultants or sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 10. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.
10.3    Permitted Disclosure and Use. Notwithstanding Section 10.2, either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) comply with applicable Law; and (c) obtain or maintain Regulatory Approval of (i) Abalo-SC in Japan (in the case of Teijin); or (ii) Abalo-SC and any other Licensed Product outside Japan (in the case of Radius), to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. Either Party may also disclose Confidential Information belonging to the other Party related to Abalo-SC to Ipsen if required pursuant to the Existing Radius Agreement or Existing Teijin Agreement (as applicable). Notwithstanding Section 10.2, either Party may disclose Confidential Information belonging to the other Party to Third Parties who have a need to know such Confidential Information in connection with (1) the Development or Commercialization of Abalo-SC and Licensed Product (as applicable) by such Party (in the case of Radius, outside Japan or in Japan, in the case of Teijin) or (2) a financing or strategic transaction (provided, that, in each case of (1) and (2), such Third Parties are bound by written agreements having terms at least as protective as those contained in this Article 10 with respect to keeping such Confidential Information confidential).
10.4    Notification. The Receiving Party shall notify the Disclosing Party promptly in writing upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
10.5    Publicity; Filing of this Agreement.
10.5.1    Publicity. Radius intends to issue a press release in connection with the transactions under this Agreement and will provide a draft of such release to Teijin for prior review and comment and consider in good faith any comments regarding the draft press release made by Teijin. Except as otherwise provided in this Section 10.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of, or otherwise disclose, the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and sublicensees whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents, potential strategic partners or sublicensees are required to maintain the confidentiality of this Agreement, (ii) disclosures required by Nasdaq regulation or any listing agreement with a national securities exchange or in the case of Teijin the rules of the Tokyo Stock Exchange or other exchange on which Teijin’s securities are or may be listed or traded, in which case the disclosing Party shall provide the non-disclosing Party with at least forty eight (48) hours’ advance written notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such Nasdaq regulation or listing agreement is made, (iii) disclosures

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as may be required by Law, in which case the disclosing Party shall provide the non-disclosing Party with prompt advance written notice of such disclosure and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the U.S. Securities and Exchange Commission, (iv) the report on Form 8-K, which may be filed by Radius or an Affiliate of Radius setting forth the press release referred to above, and/or this Agreement in redacted form as provided in Section 10.5.2, (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given. A Party may publicly disclose without regard to the preceding requirements of this Section 10.5 any information that was previously publicly disclosed pursuant to this Section 10.5.
10.5.2    Redacted Agreement. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing; provided, that it initially file a redacted copy of this Agreement approved by both Parties (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time. In the event of any such filing, each Party shall (i) permit the other Party to review and comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least [*] ([*]) business days in advance of its submission to the U.S. Securities and Exchange Commission or such other Governmental Authorities, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.
10.6    Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 10.5, either Party may use the name of the other Party in any document filed with any Regulatory Authority, including the FDA, EMA, PMDA and the U.S. Securities and Exchange Commission.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7    Publications. Teijin acknowledges and agrees that before it makes any Publication of any Regulatory Data or Regulatory Materials (including any such data and materials generated from any preclinical and clinical trials commenced as of the Effective Date) of Radius, which are the subject of the right of reference granted to Teijin under Section 2.1.3: (i) it shall provide a copy of the proposed text of such Publication to Radius, and Radius shall have at least [*] ([*]) business days to review the proposed Publication and to provide comments to Teijin, (ii) Teijin shall incorporate all comments and proposed changes requested by Radius in any such Publication, (iii) Teijin shall remove any Confidential Information of Radius, as may be requested by Radius, (iv) Teijin shall provide appropriate attribution to Radius and designate authorship to Radius at a level commensurate with Radius’ contribution in accordance with prevailing standards for authorship of scientific publications, and (v) Radius shall have final approval over any such Publication.
10.8    Survival. The obligations and prohibitions contained in this Article 10 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.
ARTICLE 11
TERM AND TERMINATION
11.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall remain in effect until the expiration of the Royalty Term in Japan (the “Term”).
11.2    Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations under this Agreement. The Breaching Party shall have sixty (60) days (thirty (30) days in the event of payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period (thirty (30) days in the event of payment), such termination shall become effective upon the end of the sixty (60) day period (thirty (30) days in the event of payment). In the event of any dispute as to whether or not a material breach has been committed under this Section 11.2, the matter shall be submitted to and finally resolved by arbitration in accordance with Section 13.3 (provided, however, that referral to the Executive Officers shall not be applicable, and the time period for a decision under Section 13.3 shall be three (3) months following selection of the arbitrators).
11.3    Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, that such termination shall not be effective if such proceeding is dismissed within ninety (90) days after the filing thereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.4    Termination for Safety, Efficacy or Economic Hardship. Teijin shall have the right to terminate this Agreement upon sixty (60) days prior written notice to Radius if (a) Teijin reasonably believes that Abalo-SC cannot reasonably be Developed or Commercialized or Teijin cannot continue to Commercialize Abalo-SC due to reasons of safety, efficacy, pharma-economics, economic hardship and/or marketability and provides documentation to Radius that supports such determination and (b) Teijin permanently abandons the Development and Commercialization of Abalo-SC.
ARTICLE 12
EFFECTS OF TERMINATION
12.1    Effects of Termination for Breach and Bankruptcy. Without limiting any other legal or equitable remedies that a Party may have, if either Party terminates this Agreement pursuant to Sections 11.2 or 11.3, except as otherwise expressly provided in this Agreement, all rights and licenses granted by each Party to the other Party hereunder shall immediately terminate and be of no further force and effect.
12.2    Effects of Termination for Safety, Efficacy or Economic Hardship. Without limiting any other legal or equitable remedies that a Party may have, if Teijin terminates this Agreement pursuant to Section 11.4, except as otherwise expressly provided in this Agreement:
12.2.1    all rights and licenses granted by Radius to Teijin hereunder shall immediately terminate and be of no further force and effect;
12.2.2    Teijin shall, and hereby does effective as of the effective date of termination, assign to Radius all of its right, title, and interest in and to all Regulatory Materials (including any Regulatory Approvals), Joint Inventions, Joint Patent Rights, Teijin Patent Rights and Teijin Know-How solely related to Abalo-SC then owned by Teijin or any of its Affiliates, and shall cause any and all Sublicensees to assign to Radius any such Regulatory Materials then owned by such Sublicensees;
12.2.3    Teijin shall, and hereby does effective as of the effective date of termination, grant Radius an exclusive license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Materials (including any Regulatory Approvals), Joint Inventions, Joint Patent Rights, Teijin Patent Rights and Teijin Know-How then owned or Controlled by Teijin or any of its Affiliates or Sublicensees that are not assigned to Radius pursuant to clause 12.2.2 above that are necessary or useful for Radius or any of its Affiliates or sublicensees to Develop, make, have made, use, sell, have sold, offer to sell, import or Commercialize Licensed Product anywhere in the world, for which Radius shall pay Teijin a [*] royalty [*] commencing when Teijin sends notice of termination to Radius pursuant to Section 11.4; and
12.2.4    upon Radius’s written request within thirty (30) days following such termination, unless prohibited by the applicable Regulatory Authority, Teijin shall transition any on-going clinical trials covering Abalo-SC conducted by or on behalf of Teijin to Radius.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3    Expiration. Upon expiration of this Agreement pursuant to Section 11.1, all rights and licenses granted to (i) Teijin under Section 2.1 shall become fully-paid, perpetual, royalty-free licenses or sublicenses (as applicable), with the right for Teijin to grant multiple tiers of sublicenses and (ii) Radius under Section 2.2 shall become fully-paid, perpetual and irrevocable, licenses or sublicenses (as applicable), with the right for Radius to grant multiple tiers of sublicenses.
12.4    Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
12.5    Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Section 6.8, Section 6.9 (for the time period set forth therein), Section 7.1, Article 9, Article 10 (for the time period set forth in Section 10.8), Article 12, Article 13 (with respect to disputes for which notice was given during the Term), Section 14.1, Section 14.3, Section 14.4, Section 14.7, Section 14.8, and Section 14.10. Except as set forth in this Article 12 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.
12.6    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Radius and Teijin are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
ARTICLE 13
DISPUTE RESOLUTION
13.1    Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.4, except a dispute as to whether a dispute should be resolved pursuant to Section 3.4 by Teijin or Radius).
13.2    Arising Between the Parties. With respect to all disputes arising between the Parties and not from the JSC, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Executive Officers of each of the Parties, or a designee from senior management with decision making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for attempted resolution by good-faith negotiations within thirty (30) days after such notice is received.
13.3    Dispute Resolution. If the Executive Officers are not able to resolve such dispute referred to them under Section 13.2 within such thirty (30) day period, then either Party shall have right to refer such dispute for binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of experience in the pharmaceutical and biotechnology industry, each of whom will be a neutral. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by ICC. Such arbitration will take place in San Francisco, CA. Unless the Parties otherwise agree, (i) the arbitrators shall apply the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration and (ii) the arbitrators shall not have the power to appoint experts. The arbitrators shall not issue any award, grant any relied or take any action that is prohibited by or inconsistent with the terms of this Agreement and shall not, under any circumstances, award punitive or exemplary damages. A written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrators as provided for in this Section 13.3. The arbitration award so given will be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 9.4. Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner: Radius will pay for the arbitrator it chooses, Teijin will pay for the arbitrator it chooses, and the Parties will share payment for the third arbitrator. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of both Parties.
ARTICLE 14
MISCELLANEOUS
14.1    Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.
14.2    Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a Force Majeure event affecting the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party, be excused from such performance to the extent of such Force Majeure event; provided, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such Force Majeure event ceases. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of Force Majeure event affecting such Party.
14.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a business day, (ii) on the next business day if sent by a reputable international overnight courier service, or (iii) five (5) business days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:
If to Radius:         Radius Health, Inc.
950 Winter Street
Waltham, Massachusetts 02451
Attention: Chief Executive Officer
Fax: X-XXX-XXX-XXXX

With a copy to:     Radius Health, Inc.
950 Winter Street
Waltham, Massachusetts 02451
Attention: General Counsel
Fax: X-XXX-XXX-XXXX

With a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center
Princeton, New Jersey 08540
Attn: XXXXXXX XX XXXXXXX
Fax: X-XXX-XXX-XXXX

If to Teijin:	Teijin Pharma Limited 2-1, Kasumigaseki 3-chome Chiyoda-ku, Tokyo 100-8585, Japan
Attention:    General Manager,     Global Pharmaceutical
Business Promotion Department
Fax: XX-X-XXXX-XXXX

With a copy to:	Squire, Patton Boggs (US) LLP
Ebisu Prime Square Tower, 16/F

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1-1-39 Hiroo, Shibuya-ku
Tokyo 150-0012, Japan
Attn: XXXXXXX XX XXXXXXXX
Fax: XX-X-XXXX-XXXX

14.4    No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
14.5    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (i) a Party may without the other Party’s consent make such an assignment (A) to an Affiliate, (B) to a successor to all or substantially all of its business to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction (provided that any assignment by Teijin to Ipsen shall require Radius’s prior written consent), or (C) in part to a financing source. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.

14.6    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.7    Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.8    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
14.9    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.10    English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. All notices, reports and other documents contemplated by this Agreement to be delivered by a Party to the other Party shall be in the English language. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.
14.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

RADIUS HEALTH, INC. By: /s/ Robert E. Ward Name: Robert E. Ward Title: President & CEO	TEIJIN LIMITED By: /s/ Akihisa Nabeshima Name: Akihisa Nabeshima Title: Teijin Group Executive Officer General Manager, Healthcare Business Group

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.44

RADIUS PATENT RIGHTS*

SECTION A

Title: A stable composition comprising a bone anabolic protein, namely a PTHrP analogue and uses thereof
Application #: 2009531434
Japan Patent Number: 5375611
Filing date: 2007-10-03
Publication#: 2010-505835
Grant date: 2013-10-04

SECTION B

Title: A stable composition comprising a bone anabolic protein, namely a PTHrP analogue and uses thereof
Application #: 2009531434
Japan Patent Number: 5375611
Filing date: 2007-10-03
Publication#: 2010-505835
Grant date: 2013-10-04

And the issued foreign counterparts of the foregoing with the Patent numbers specified below:

AU2007322334; AU2012201490 (Australia)
CN101578093; CN102274492 (China)
EP2957278 (Europe, including the patents of all designated states)
IL197926 (Israel)
KR1512377 (Korea)
MX303348 (Mexico)
NZ576682 (New Zealand)
RU2506070 (Russia)
SG151061; 175580 (Singapore)
UA98776 (Ukraine)
US7803770; US8148333; US8748382 (USA)

* Notwithstanding anything to the contrary in this Agreement, Radius Patent Rights shall include only any right, title and interest in the Radius Patent Rights owned by Radius and shall exclude any right, title and interest in the Radius Patent Rights owned by any joint owner.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.